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February 17, 2004

ING Senior Income Fund
7337 E. Doubletree Ranch Road
Scottsdale, Arizona  85258

Re:  ING Senior Income Fund
     Registration Statement on Form N-2 ("Registration Statement") (SEC File No. 811-10223)
     ------------------------

Dear Ladies and Gentlemen:

We have acted as counsel for ING Senior Income Fund (the "Fund"), a statutory trust formed under the laws of the State of Delaware, in connection with the Registration Statement relating to the issuance and sale by the Fund of authorized shares of beneficial interest in the amount designated on the facing sheet of the Registration Statement under the Securities Act of 1933, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Fund's Agreement and Declaration of Trust and Bylaws.

Based upon the foregoing, we are of the opinion that the shares being registered pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable by the Fund. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP






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